NYLIAC VUL Reinsurance Agreement – SCOR

Exhibit (g) (1)

Please note: certain informatioN has been excluded and replaced with [  ] in this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AUTOMATIC

REINSURANCE AGREEMENT

(the “Agreement”)

between

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

of New York, New York

(“Cedent”)

And

SCOR GLOBAL LIFE USA REINSURANCE COMPANY

of Wilmington, Delaware

(“Reinsurer”)

VUL Reinsurance Agreement

Effective May 1, 2018

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLES	TABLE OF CONTENTS	PAGE

I	Reinsurance Coverage	4

II	Requirements for Automatic Reinsurance	4

III	Requirements for Facultative Reinsurance	5

IV	Liability	6

V	Reinsurance Ceded to NYLARC	6

VI	Notification of Reinsurance	7

VII	Types of Reinsurance	7

VIII	Reinsurance Premiums	7

IX	Reinsurance Accounting	8

X	Oversights	9

XI	Reductions, Terminations and Changes	10

XII	Conversions	11

XIII	Increase in Cedent’s Corporate Retention	11

XIV	Reinstatement	12

XV	Expenses	12

XVI	Claims	12

XVII	Premium Tax Reimbursement	15

XVIII	DAC Tax Requirements	15

XIX	Inspection of Records	17

XX	Reinsurer’s Change in Financial Condition & Reserve Credit	17

XXI	Insolvency	18

XXII	Arbitration	19

XXIII	Parties To Agreement	20

XXIV	Entire Agreement	20

XXV	Duration of Agreement	20

XXVI	Choice of Law	21

XXVII	Confidentiality	21

XXVIII	Rules of Construction	23

XXIX	Severability	23

XXX	Waiver	23

XXXI	Good Faith	24

XXXII	Anti-Money Laundering and Anti-Terrorism Financing	25

XXXIII	Massachusetts Confidentiality	25

XXXIV	The Foreign Account Tax Compliance Act	26

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLES	TABLE OF CONTENTS	PAGE

XXXV	Counterparts	26

SCHEDULES		PAGE

A	Policies	28

B	Reinsurance Premium Rates	29

C	Cedent’s Corporate Retention Limits	31

EXHIBIT		PAGE

I	Reinsurance Reports	32

II	Sample Policy Exhibit	34

III	Sample Valuation Report	35

NYLIAC VUL Reinsurance Agreement – SCOR

ALL SCHEDULES AND EXHIBITS ATTACHED HERETO WILL BE CONSIDERED

PART OF THIS AGREEMENT.

ARTICLE I

REINSURANCE COVERAGE

1.

Reinsurance under this Agreement shall be individual life insurance of the type of business stated in Schedule A. Cedent shall automatically reinsure and Reinsurer shall automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Reinsurer’s liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a different amount is reinsured pursuant to Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III is hereinafter referred to as a “Covered Policy(ies)”.)

2.	The Reinsurer will hold statutory reserves as required by its state of domicile.

3.	The effective date of this Agreement shall be May 1, 2018.

ARTICLE II

REQUIREMENTS FOR AUTOMATIC REINSURANCE

Cedent shall not cede, and Reinsurer shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1.	The individual risk must be a resident of the United States or Canada.

2.	The individual risk must be underwritten by Cedent in accordance with Cedent’s usual underwriting practices and guidelines.

3.	The age of the individual risk at issue must be within the Issue Age range shown in Schedule A.

4.	The amount of insurance issued and applied for in all insurance companies on each life must not exceed the Jumbo Limit shown in Schedule A.

5.	The amount of insurance issued and applied for with Cedent on each life must not exceed the Automatic Binding Limits shown in Schedule A.

6.	The initial amount of life insurance on each Covered Policy must not be less than the Minimum Amount at Issue as shown in Schedule A.

7.	The issuance of the insurance must constitute the doing of business in a jurisdiction in which Cedent is properly licensed.

NYLIAC VUL Reinsurance Agreement – SCOR

8.

On each Covered Policy, Cedent must retain at least the percentage amount of each risk as shown in Schedule A (hereinafter referred to as the “Automatic Retained Percentage”), notwithstanding any portion of a Covered Policy that is reinsured under an Agreement with New York Life Agents Reinsurance Company (“NYLARC”).

9.

Cedent shall not place an automatic cession on a risk if that risk was submitted facultatively to Reinsurer or any other reinsurer within the last three (3) years, unless the reason for the prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or the reason for submitting facultatively no longer applies.

ARTICLE III

REQUIREMENTS FOR FACULTATIVE REINSURANCE

1.

If the requirements for automatic reinsurance on an individual life are not met, or are met but Cedent prefers to apply for facultative reinsurance, then Cedent may apply to Reinsurer for facultative reinsurance. To apply for facultative reinsurance, Cedent must submit to Reinsurer complete copies of the original application, medical examiner’s reports, inspection reports, attending physicians’ statements plus any other papers or information that may have a bearing on the insurability of the risk.

2.

After Reinsurer has examined the underwriting information submitted in accordance with Paragraph 1 above, Reinsurer shall promptly notify Cedent in writing of either a final underwriting offer for facultative reinsurance or an underwriting offer for facultative reinsurance subject to additional requirements. Either underwriting offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

A.	The date Reinsurer receives notice from Cedent that Cedent has withdrawn Cedent’s application for facultative reinsurance; or

B.	A date that is one hundred twenty (120) days after the date Reinsurer made the offer; or

C.	The date specified in Reinsurer’s offer.

3.

If an underwriting offer made by Reinsurer in accordance with Paragraph 2 is accepted by Cedent in writing prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE IV

LIABILITY

1.

Reinsurer’s liability to Cedent for the reinsurance due shall be based on the Net Amount at Risk, as defined in Article VII, at the beginning of each policy year including the policy year of the insured’s death. Reinsurer’s liability to Cedent for the Net Amount at Risk on a Covered Policy that is reinsured shall be determined based on Reinsurer’s Quota Share percentage, as set forth in Schedule A, of the total Net Amount at Risk under the Covered Policy at the time the reinsurance is placed. Reinsurer shall share in any change in the Net Amount at Risk in proportion to its share of the reinsurance on the Covered Policy.

2.	Reinsurer’s liability for automatic reinsurance on each Covered Policy will begin simultaneously with Cedent’s liability.

3.

Reinsurer’s liability for facultative reinsurance on each Covered Policy will begin simultaneously with Cedent’s liability once Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer’s offer.

4.	Reinsurer’s liability for reinsurance on each Covered Policy will terminate when Cedent’s liability terminates.

5.

The initial and subsequent Reinsurance Premiums (as defined herein) must be received by Reinsurer on a timely basis as provided in Article IX for Reinsurer to maintain Reinsurer’s liability for each individual risk.

6.

Reinsurer agrees to accept policies backdated to the date six (6) months prior to the effective date of this Agreement for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until the effective date of this Agreement. When the policy is reinsured, Cedent will pay an annual premium from the policy date.

7.

Reinsurer shall be liable for its portion of proceeds paid under Cedent’s conditional receipt or temporary insurance agreement for risks reinsured automatically pursuant to the terms of this Agreement. Reinsurer shall be liable for proceeds paid under Cedent’s conditional receipt or temporary insurance agreement for risks submitted on a facultative basis, unless Cedent’s liability for payment under the conditional receipt or temporary insurance is established before Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer’s offer.

ARTICLE V

REINSURANCE CEDED TO NYLARC

1.	The percentage of a Covered Policy ceded to NYLARC is 25% on single life policies and 10% on joint life policies (the “NYLARC Percentage”).

2.

In determining the amount of a Covered Policy to be reinsured under this Agreement, where the Covered Policy is reinsured under an agreement between NYLARC and Cedent, the net amount of any reinsurance eligible to be assumed by NYLARC and not retroceded back to Cedent will first be deducted and then the Quota Share Percentage and Automatic Retained Percentage will be applied to the remainder to determine the amount of reinsurance.

NYLIAC VUL Reinsurance Agreement – SCOR

3.

The amount of reinsurance assumed by NYLARC and not retroceded back to Cedent will be the NYLARC Percentage of the Net Amount at Risk of each eligible Covered Policy up to a maximum amount of $250,000 per life. If the Covered Policy is shared between NYLARC agents and non-NYLARC agents the NYLARC Percentage will be adjusted to reflect the NYLARC agent’s or agents’ share of the Covered Policy.

4.

Generally, if the NYLARC Percentage of the Net Amount at Risk of a Covered Policy issued on an individual life is greater than $250,000, the difference between such amounts will be retroceded to Cedent and will be reinsured under this Agreement.

5.

This Article will not apply to any Covered Policy until the reinsurance agreement between NYLARC and Cedent becomes effective with respect to that Covered Policy. Policies or riders that are initially substandard or rated are not eligible for reinsurance with NYLARC.

ARTICLE VI

NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, Cedent will send Reinsurer an in-force listing of all Covered Policies reinsured under this Agreement.

ARTICLE VII

TYPES OF REINSURANCE

Reinsurance under this Agreement shall be on a yearly renewable term basis, based on the Net Amount at Risk (as defined in Schedule B), which is calculated at the beginning of each policy year.

ARTICLE VIII

REINSURANCE PREMIUMS

1.	[ ]
2.	[ ]
3.	[ ]
4.	[ ]

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE IX

REINSURANCE ACCOUNTING

1.	PAYMENT OF REINSURANCE PREMIUMS

A.

Cedent shall prepare and submit to Reinsurer a monthly statement, either electronically or by regular U.S. postal service, which will provide the pertinent policy premium details in a mutually agreed upon report format, within thirty (30) days following the last day of the same calendar month. The net premiums due will be (i) the balance of the Reinsurance Premiums due on Covered Policies that were in force at the end of the immediately preceding calendar month and had a policy anniversary during the immediately preceding calendar month, plus (ii) Reinsurance Premiums due on new business reinsured during the current month, minus (iii) the refunds of Reinsurance Premiums due Cedent in the event of death, lapses and changes, plus or minus (iv) Reinsurance Premium adjustments due to a misstatement of age or sex, without interest.

B.

If the monthly statement shows a net Reinsurance Premium balance is payable to Reinsurer, Cedent shall remit this amount due Reinsurer within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for all of the reinsurance risks listed on the statement will be delinquent. Disputed amounts may be withheld and will be resolved in accordance with the terms of this Agreement.

C.

If the monthly statement shows a net Reinsurance Premium balance is payable to Cedent, Reinsurer shall remit Reinsurer’s payment to Cedent within thirty (30) days after receiving Cedent’s statement on undisputed amounts. Disputed amounts may be withheld and will be resolved in accordance with the terms of this Agreement.

2.	TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

A.

In the event that Reinsurance Premiums for any Covered Policy become delinquent, Reinsurer shall have the right to terminate reinsurance for that Covered Policy by giving Cedent thirty (30) days’ prior written notice.

B.

Regardless of terminations hereunder, Cedent will continue to be liable to Reinsurer for all unpaid Reinsurance Premiums earned by Reinsurer. Cedent agrees that Cedent will not force termination under this provision solely to avoid the recapture requirements hereunder or to transfer the block of business reinsured to another reinsurer.

3.	REINSTATEMENT OF A DELINQUENT STATEMENT

Cedent may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day that Reinsurer receives the required back Reinsurance Premiums.

NYLIAC VUL Reinsurance Agreement – SCOR

4.	CURRENCY

The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.	OFFSET

Any debits or credits incurred on and after the effective date of this Agreement in favor of or against either Cedent or Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement.

The right of offset will not be affected or diminished because of the insolvency of either party.

6.	BALANCES IN DEFAULT

Each party reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of any amounts due under this Agreement when such amounts are not paid within sixty (60) days of the due date, provided that interest may only be charged on Reinsurance Premiums for new business when such Reinsurance Premiums are not paid within one hundred twenty (120) days of the date the policy is issued.

ARTICLE X

OVERSIGHTS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

This provision shall apply to clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by Cedent to its insured.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XI

REDUCTIONS, TERMINATIONS AND CHANGES

1.	If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement the insurance will continue to be reinsured with Reinsurer.

2.	If the insurance reinsured under this Agreement increases and

A.	The increase is subject to new underwriting evidence, the provisions of Article I and II or Article III shall apply to the increase in reinsurance. New business Reinsurance Premium rates will apply.

B.

The increase is not subject to new underwriting evidence, Reinsurer will accept automatically the increase in reinsurance but not to exceed Reinsurer’s automatic binding limit. Point-in-scale Reinsurance Premium rates will apply.

3.	If the insurance reinsured under this Agreement is increased or reduced, the reinsurance will be proportionately increased or reduced on the effective date of increase or reduction.

4.

Cedent will not be required to retain an amount in excess of Cedent’s regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

5.	If other policies on a life reduce, terminate or change, Cedent will not terminate or change the policy Net Amount at Risk ceded under this Agreement on a quota share basis.

6.	If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7.	On facultative reinsurance, if Cedent wishes to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8.	Reinsurer will refund to Cedent all unearned reinsurance premiums arising from reductions, terminations and changes as described in this Article.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XII

CONVERSIONS

Conversions are not covered under this Agreement.

ARTICLE XIII

INCREASE IN CEDENT’S CORPORATE RETENTION

1.	If Cedent should increase Cedent’s Corporate Retention Limits shown in Schedule C, Cedent shall give Reinsurer prompt written notice of this increase.

2.	Cedent will have the option to recapture a portion of the reinsurance under this Agreement when Cedent’s Corporate Retention Limits increase.

A.

Automatic Cessions: The recapture will be effected through a proportional increase in Cedent’s Automatic Retained Percentage, as shown in Schedule A. The increase in the Automatic Retained Percentage will be proportionate to the increase in Cedent’s Corporate Retention Limit for the corresponding issue ages.

B.

Facultative Cessions: The recapture will be effected through a proportional increase in Cedent’s Facultative Retained Percentage, defined as the percentage of the total Net Amount at Risk on the policy that Cedent retains at policy issue. The increase in the Facultative Retained Percentage will be proportionate to the increase in Cedent’s Corporate Retention Limit for the corresponding issue ages.

Cedent may exercise Cedent’s option to recapture by giving Reinsurer ninety (90) days prior written notice of such recapture.

3.	If Cedent exercises this option to recapture, then

A.

Cedent must reduce the reinsurance on each individual policy on which Cedent retained its Automatic Retained Percentage or Facultative Retained Percentage that was in effect under this Agreement at the time of the increase in retention limit.

B.

If an individual policy is shared by more than one (1) reinsurer, Reinsurer’s percentage of the reduced reinsurance will be the same as Reinsurer’s percentage of the initial reinsurance on the individual policy, provided Cedent has the option to recapture from all reinsurers.

4.	The reduction of reinsurance will become effective on the later of the following dates:

A.	The policy anniversary date immediately following the effective date of Cedent’s increase in Corporate Retention Limits.

NYLIAC VUL Reinsurance Agreement – SCOR

B.	The policy anniversary date immediately following the Recapture Period stated in Schedule A starting with the original policy date shown on Cedent’s listing.

ARTICLE XIV

REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under Cedent’s terms and rules, the reinsurance will be reinstated by Reinsurer. Cedent must pay Reinsurer all back Reinsurance Premiums in the same manner as Cedent received insurance premiums under Cedent’s policy. If Reinsurer is requested to reinstate a policy that was originally ceded to Reinsurer on a facultative basis, then Cedent must submit the policy and associated papers concerning the individual’s insurability to Reinsurer to be underwritten and approved for the reinsurance to be reinstated if:

A.	the policy lapsed for six (6) months or longer, or

B.	Cedent seeks additional underwriting information, or

C.	Cedent reinsures 100% of the policy.

If the above conditions are not present, Cedent may automatically reinstate a policy that was originally ceded to Reinsurer on a facultative basis.

ARTICLE XV

EXPENSES

Cedent shall pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance. Outside the context of a claim, Cedent may request on a case by case basis that Reinsurer participate on an ex-gratia basis in a proportional share of Cedent’s legal fees and expenses associated with in-force Covered Policies.

ARTICLE XVI

CLAIMS

1.

Reinsurer shall pay Reinsurer’s quota share of any claim under a Covered Policy within a reasonable time after Cedent submits the claim to Reinsurer. Reinsurer shall make payment to Cedent in a single sum regardless of Cedent’s mode of settlement.

2.	All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the Covered Policy issued by Cedent.

NYLIAC VUL Reinsurance Agreement – SCOR

3.	When Cedent is advised of a claim for insurance benefits reinsured under this Agreement, Cedent must promptly notify Reinsurer.

4.

If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will follow the fortunes of Cedent and abide by the issue as it is settled by Cedent. It is understood that Cedent has full authority to handle investigations and make claims decisions. Reinsurer will pay all claims eligible for coverage under this Agreement. The maximum benefit payable to Cedent under each Covered Policy is the amount specifically reinsured with Reinsurer, unless otherwise agreed to pursuant to Paragraph 7 of this Article. Reinsurer may request and Cedent will adhere to the following procedures regarding the delivery of documentation:

a)

All reinsured claims of $100,000 and below. Cedent will provide proof of death, the claimant’s statement, a complete copy of the underwriting file, the claims investigation documentation and proof of payment by Cedent, where applicable, for the following claims only:

•	Contestable claims

•	Claims in litigation

•	Denied claims

•	Claims with locations of loss that occur outside of the United States

•	Claims where Cedent requests consultation from Reinsurer

b)	Incontestable reinsured claims above $100,000. Cedent will provide Reinsurer with proof of death, the claimant’s statement and proof of payment by Cedent.

c)

Contestable reinsured claims above $100,000. Cedent will provide Reinsurer with proof of death, the claimant’s statement, a complete copy of the underwriting file, the claims investigation documentation and proof of payment by Cedent.

5.	Reinsurer reserves the right to request documentation for any other claim when deemed appropriate, and to conduct periodic audits to review claims documentation.

6.

A.

Cedent must promptly notify Reinsurer of litigation that results from Cedent’s contesting insurance reinsured under this Agreement, or asserting defenses to a claim for such insurance (“Litigation”). Upon receipt of such notice and after Reinsurer has received all requested documents relevant to such Litigation, Reinsurer must promptly notify Cedent of Reinsurer’s decision whether or not to participate in the Litigation. If Reinsurer participates in the Litigation, and if the Litigation results in the reduction of Cedent’s liability, Reinsurer will share in this reduction. Reinsurer’s percentage of the reduction will be Reinsurer’s Net Amount at Risk on the individual life as it relates to Cedent’s total Net Amount at Risk on the date of the death of the insured.

NYLIAC VUL Reinsurance Agreement – SCOR

B.

If Reinsurer should decline in writing to participate in the Litigation, Reinsurer will be released of all liability by paying Cedent (i) the full amount of reinsurance as if there had been no contest, compromise or Litigation of a claim, and (ii) Reinsurer’s proportionate share of covered expenses incurred to the date Reinsurer notifies Cedent that Reinsurer declined to participate. Reinsurer will not share in any subsequent reduction in liability.

7.

Cedent may request on a case by case basis that Reinsurer agree on an ex-gratia basis to pay to Cedent its proportionate share of liability arising from a contested claim that has been settled for an amount in excess of the original liability associated with an in-force Covered Policy.

8.

If the amount of insurance provided by a Covered Policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, Reinsurer will share with Cedent in this increase or reduction. Reinsurer’s share of this increase or reduction will be the percentage that Reinsurer’s net liability relates to Cedent’s total net liability, immediately prior to this increase or reduction.

9.	Cedent shall pay the routine expenses incurred in connection with settling claims. These routine expenses may include compensation of agents and employees and the cost of routine investigations.

10

Reinsurer shall share with Cedent all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the Net Amount at Risk for both parties. However, if Reinsurer has released Reinsurer’s liability under Paragraph 6 of this Article, Reinsurer will not share in any expenses incurred after Reinsurer’s date of release.

11.

Unless Reinsurer has declined to be a party to the action, it will indemnify Cedent for its proportionate share of any Extra Contractual Damages to the extent such Extra Contractual Damages derived solely from Cedent’s decision to deny the claim; provided, however, that no such indemnification will be provided for Extra Contractual Damages that are covered under any policy of insurance. Furthermore, to the extent that Reinsurer was an active party or consented to an act, omission or course or conduct of Cedent giving rise to Extra Contractual Damages, Cedent and Reinsurer shall share responsibility for such Extra Contractual Damages in equitable proportions. The Reinsurer is not liable for Extra Contractual Damages that are the result of decisions or actions from the placement of the policy.

NYLIAC VUL Reinsurance Agreement – SCOR

Notwithstanding the limited exceptions set forth in the paragraph above, this Agreement shall not provide any indemnity with respect to any Extra Contractual Obligation incurred by Cedent as a result of any fraudulent and/or criminal act or omission by any officer, director, employee, agent or representative of Cedent.

For purposes of this Article, the following definitions will apply:

“Extra Contractual Damages” are Punitive Damages, Compensatory Damages or Statutory Penalties, together with any legal fees and expenses incurred in the defense thereof.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts, other than policy benefits and interest on policy benefits, that are awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute.

12.

If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in Cedent returning the policy premiums to the Covered Policy owner rather than paying the policy benefits, Reinsurer will refund all of the Reinsurance Premiums that Reinsurer received on that policy to Cedent. This refund given by Reinsurer will be in lieu of all other reinsurance benefits payable on that Covered Policy under this Agreement.

ARTICLE XVII

PREMIUM TAX REIMBURSEMENT

Reinsurer shall not reimburse Cedent for any premium taxes Cedent may be required to pay with respect to reinsurance hereunder.

ARTICLE XVIII

DAC TAX REQUIREMENTS

1.

In accordance with Treasury Regulations Section 1.848-2(g)(8), Cedent and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the “IRC”). This election shall be effective for the calendar year in which this Agreement commenced and for all subsequent taxable years for which this Agreement remains in effect.

NYLIAC VUL Reinsurance Agreement – SCOR

2.	All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the IRC.

3.

Any party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the IRC.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

5.

Cedent shall submit a schedule to Reinsurer by March 1 of each year of Cedent’s calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its Federal income tax return for the preceding calendar year.

6.

Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer’s receipt of Cedent’s calculation. If Reinsurer does not notify Cedent within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedent in Reinsurer’s tax return for the previous calendar year.

7.

If Reinsurer contests Cedent’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its Federal income tax return for the previous calendar year. If during such period, Cedent and Reinsurer are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing, satisfactory to Cedent and Reinsurer (who shall not have any material relationship with Cedent or Reinsurer) promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Cedent and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in Cedent’s calculation as to which Reinsurer has disagreed.

Such independent accountants shall deliver to Cedent and Reinsurer, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Cedent’s calculation delivered pursuant to Paragraph 5 and the amount thereof in Reinsurer’s calculation delivered pursuant to Paragraph 6. Such report shall be final and binding upon Cedent and Reinsurer. The fees, costs and expenses of such

NYLIAC VUL Reinsurance Agreement – SCOR

independent accountants shall be borne (i) by Cedent if the difference between the net consideration as calculated by the independent accountants and Cedent’s calculation delivered pursuant to Paragraph 5 is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer’s calculation delivered pursuant to Paragraph 6, (ii) by Reinsurer if the first such difference is less than the second such difference; and (iii) otherwise equally by Cedent and Reinsurer.

8.

Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8). This election shall first be effective for the taxable year in which this Agreement becomes effective.

9.	Cedent and Reinsurer each represents and warrants that it is subject to United States taxation under Subchapter L of the IRC.

ARTICLE XIX

INSPECTION OF RECORDS

Reinsurer and Cedent, or their duly authorized representatives, will have the right to inspect, copy and reproduce original papers, records and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

ARTICLE XX

REINSURER’S CHANGE IN FINANCIAL CONDITION & RESERVE CREDIT

1.	[ ].[1]

2.	[ ]

3.	[ ]

4.	[ ]

5.	[ ]

[1]	[ ]

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XXI

INSOLVENCY

1.	A party to this Agreement will be deemed “insolvent” when it:

A.	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

B.	Is adjudicated as bankrupt or insolvent; or

C.

Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

D.	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile; or

E.	admits its inability to pay its debts as they become due.

2.

If Cedent becomes insolvent, all of the reinsurance due Cedent will be paid in full directly to Cedent or Cedent’s liquidator, rehabilitator, receiver or statutory successor on the basis of Cedent’s liability under the policy or policies reinsured, without diminution because of Cedent’s insolvency.

3.

If Cedent becomes insolvent, the liquidator, rehabilitator, receiver or statutory successor will give Reinsurer written notice of a pending claim against Cedent for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, Reinsurer may investigate this pending claim and interpose in Cedent’s or its liquidator’s, rehabilitator’s, receiver’s or statutory successor’s name, but at Reinsurer’s own expense, any defense or defenses which Reinsurer may believe available to Cedent or Cedent’s liquidator, rehabilitator receiver or statutory successor.

4.

The expenses incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation, to the extent of the proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two (2) or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

NYLIAC VUL Reinsurance Agreement – SCOR

5.

In the event of Reinsurer’s insolvency, as determined by the department of insurance responsible for such determination, Cedent may cancel this Agreement for new business and Cedent may also immediately recapture the reinsurance and unearned Reinsurance Premium in relation to all or any portion of the Covered Policies, without any recapture fee or penalty, effective as of the day prior to the earlier of Reinsurer’s becoming insolvent or the date of such determination by such department of insurance.

6.

Where two (2) or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one (1) reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

ARTICLE XXII

ARBITRATION

1.

If the parties cannot mutually resolve a dispute or claim arising out of or in connection with this Agreement, including the formation or validity thereof, and whether arising during or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators shall have the authority to interpret this Agreement as an honorable engagement. To initiate arbitration, either party shall notify the other party by facsimile or by overnight delivery of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the “Notice of Arbitration”). The party to which the notice is sent shall respond to the notification in writing within ten (10) business days of receipt.

2.

Arbitration shall be conducted by three (3) arbitrators who shall be current or past officers of life insurance or life reinsurance companies other than the contracting companies or their affiliates. Each party shall appoint one (1) arbitrator, and serve written notice of the appointment upon the other party, within thirty (30) business days after the date of delivery of the Notice of Arbitration. The two (2) arbitrators so appointed shall select the third arbitrator within thirty (30) business days after the date of appointment of the second arbitrator to be appointed.

3.

If either party fails to appoint an arbitrator within thirty (30) days after the other party had given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment.

4.

If the two (2) arbitrators appointed in accordance with Paragraph 2 or Paragraph 3 are unable to agree upon the selection of a third arbitrator within thirty (30) business days after the appointment of the second arbitrator to be appointed, each arbitrator shall nominate three (3) candidates within ten (10) business days thereafter, two (2) of whom the other shall decline and the decision shall be made by drawing lots.

NYLIAC VUL Reinsurance Agreement – SCOR

5.	Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of delivery of Notice of Arbitration.

6.

Each party will pay the fees of its own attorneys, the arbitrator(s) appointed by that party, and all other expenses connected with the presentation of its own case. The two (2) parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

7.	The award agreed to by the arbitrators will be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall not award punitive damages.

ARTICLE XXIII

PARTIES TO AGREEMENT

This is an Agreement solely between Cedent and Reinsurer. There will be no legal relationship between Reinsurer and any person having an interest of any kind in any Covered Policy. This Agreement will be binding upon Cedent and Reinsurer and their respective successors and assigns.

ARTICLE XXIV

ENTIRE AGREEMENT

1.

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and there are no understandings between the parties other than as expressed in this Agreement.

2.	Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

ARTICLE XXV

DURATION OF AGREEMENT

1.

This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by Reinsurer, as set forth in Schedule A, at any time by either party giving one hundred and eighty (180) days’ prior written notice of termination. The day the notice is deposited in the mail or sent via email addressed to the home office or to an officer of either party will be the first day of the one hundred and eighty (180) day period. During the one hundred and eighty (180) day period, new Covered Policies shall be reinsured under this Agreement pursuant to Articles I and II or Article III. Reinsurer’s acceptance will be subject to the terms of this Agreement and Cedent’s payment of Reinsurance Premiums.

NYLIAC VUL Reinsurance Agreement – SCOR

2.

Each party shall notify the other with thirty (30) days advance notice of a change in control of such party. If a party to this Agreement undergoes a change in control, the other party may terminate this Agreement as to new business, on ninety (90) days’ prior written notice. Such ninety (90) day notice shall be provided in the manner set forth in Paragraph 1 of this Article. “Control” means the possession, directly or indirectly, of power to direct the management and policies of the party or its controlling affiliate, whether through ownership of voting securities, by contract, by common management or otherwise. Control is presumed to reside with any person who directly or indirectly owns, holds with power to vote or holds proxies to vote more than 20% of voting securities of the party or its controlling affiliate. For any company that is a mutual company, change in control includes a change in corporate status to anything other than a mutual insurance company or a mutual insurance holding company structure.

3.	This Agreement may be terminated immediately as to new business by either party if the other party materially breaches this Agreement.

4.

After termination for new business, Reinsurer will be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement, and also for all facultative reinsurance approved by Reinsurer based upon applications Reinsurer received prior to termination of this Agreement.

5.	This Article XXV is subject to the other provisions of this Agreement providing for rights of termination or recapture.

ARTICLE XXVI

CHOICE OF LAW

New York law shall govern the terms and conditions of this Agreement.

ARTICLE XXVII

CONFIDENTIALITY

1.

Reinsurer may have access to Cedent’s confidential and proprietary information (“Confidential Information”). Confidential Information includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, “Customer Information” and any other information that Cedent labels as confidential.

A.

Customer Information means any “Personal Information” Reinsurer receives or has access to, in whatever form, paper or electronic, that pertains to Cedent’s employees, agents, or consumers, including applicants, contract/policyholders, certificate holders, beneficiaries or claimants.

NYLIAC VUL Reinsurance Agreement – SCOR

B.

Personal Information means name, address, social security number, date of birth, policy or account number, bank account number, account passwords, account balances, driver’s license number, state identification number, passport number, medical information, employee identification number, maiden name of the individual’s mother and other personally identifiable information or health information.

2.

Reinsurer agrees to hold Confidential Information in strictest confidence and to use or disclose such Confidential Information solely for the purposes of this Agreement or as otherwise required by law. Reinsurer agrees to employ commercially reasonable administrative, physical and technical safeguards to ensure the security and confidentiality of all of Cedent’s Confidential Information collected, used, disclosed or maintained by Reinsurer on behalf of Cedent and to protect against unauthorized access to or disclosure of Confidential Information. Such measures include measures to protect against unauthorized access to or use of Confidential Information in connection with its disposal.

3.

Reinsurer agrees to report to Cedent as soon as possible after learning of any “Breach of Security” involving Cedent’s Confidential Information, which is reasonably believed to have been acquired by an unauthorized person, and if such “Breach of Security” includes Cedent’s Customer Information than Reinsurer shall report to Cedent no later than five (5) business days after learning of such a “Breach of Security”. “Breach of Security” includes the unauthorized access to, or inadvertent release of, Confidential Information that compromises the security, confidentiality, or integrity of Confidential Information maintained by Reinsurer. Reinsurer agrees to cooperate fully with Cedent in the investigation and handling of any Breach of Security, including but not limited to the notification to affected individuals, consumer reporting agencies, and, if required by law, state and federal regulators and agencies.

4.

Except as required by law, Reinsurer will not disclose Confidential Information to third parties without the prior written consent of Cedent; however, Cedent acknowledges that Reinsurer may, in the normal course of its business, share Confidential Information with its affiliates, auditors, “MIB”, etc., where such disclosure is required for performance of Reinsurer’s services under the Agreement or required by law. In addition, Cedent acknowledges that Reinsurer may, in the normal course of its business, share Confidential Information with other insurance and reinsurance companies (“Retrocessionaires”) to the extent necessary to retrocede risk to such Retrocessionaires, so long as such Retrocessionaires have agreed to maintain the confidentiality of the Confidential Information on terms substantially similar to this Agreement.

5.	Reinsurer agrees to employ reasonable measures to protect against unauthorized access to or use of Confidential Information in connection with its disposal.

NYLIAC VUL Reinsurance Agreement – SCOR

Reasonable measures include:

A.	the implementation and monitoring of policies and procedures that require the burning, pulverizing or shredding of papers containing Confidential Information, and

B.

the implementation and monitoring of policies and procedures requiring the destruction or erasure of electronic media containing Confidential Information so that the information, whether in paper or electronic form, cannot practicably be read or reconstructed.

6.	In the event that Reinsurer is required by court order or other legislative, judicial, or administrative process to disclose Confidential Information, Reinsurer will promptly notify Cedent in writing.

7.	The obligations of this Article shall survive the termination of this Agreement.

ARTICLE XXVIII

RULES OF CONSTRUCTION

The captions and headings in this Agreement are inserted for convenient reference only and are not intended to define, limit, modify or amplify the construction, interpretation or meaning of the terms of, or the scope or intent of, this Agreement. The parties acknowledge and agree that no provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having drafted or structured any provision. Unless indicated otherwise, any reference herein to the term “days” means calendar days.

ARTICLE XXIX

SEVERABILITY

If any provision of this Agreement shall be judged by a court or other authority to be invalid and unenforceable, the parties agree that such judgment shall in no way affect the validity and enforceability of other provisions of this Agreement that reasonably can be given effect apart from that which is invalidated.

ARTICLE XXX

WAIVER

The failure of either party to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XXXI

GOOD FAITH

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

The parties affirm that they have and will continue to disclose all matters material to this Agreement. Examples of such matters include a material change in Cedent’s underwriting, claims or issue practices or philosophy.

ARTICLE XXXII

ANTI-MONEY LAUNDERING AND ANTI-TERRORISM FINANCING

1.

Cedent has established and will maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities. These include, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

2.

The Reinsurer shall not be deemed to provide reinsurance nor shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such reinsurance, payment of such claim or provision of such benefit would expose the Reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions laws or regulations of the United Kingdom, European Union or United States of America.

3.

Should either party become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the laws and regulations described in this Article, the party who first becomes aware will notify the other party within five (5) business days of such discovery.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XXXIII

MASSACHUSETTS CONFIDENTIALITY

The parties acknowledge that (i) Section 201 CMR 17.00 of the Code of Massachusetts

Regulations for the Protection of PII (the “Code”) requires entities disclosing Massachusetts resident personally identifiable information to a third party vendor to include in their vendor agreement a requirement that such vendor implement and maintain appropriate security measures for personally identifiable information, and (ii)

Cedent has or may provide Reinsurer with personally identifiable information of Massachusetts residents.

Reinsurer agrees that it will comply with the provisions of 201 CMR 17.00 of the Code of Massachusetts Regulations for the Protection of PII.

NYLIAC VUL Reinsurance Agreement – SCOR

ARTICLE XXXIV

THE FOREIGN ACCOUNT TAX COMPLIANCE ACT

Both Reinsurer and Cedent agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (“FATCA”) consistent with Sections 1471 – 1474 of the U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, Forms W-9, Forms W-8BEN-E, any information necessary for a party to enter into an agreement described in Section 1471(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information shall be provided upon execution of this Agreement, promptly upon reasonable demand by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

ARTICLE XXXV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one (1) Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement has been fully executed by Cedent and Reinsurer, it will become effective as of the Effective Date(s) specified in Schedule A. Cedent and Reinsurer agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement.

NYLIAC VUL Reinsurance Agreement – SCOR

IN WITNESS WHEREOF

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

and

SCOR GLOBAL LIFE USA REINSURANCE COMPANY

have by their respective officers executed and delivered this Agreement in duplicate on the dates shown below.

NEW YORK LIFE INSURANCE AND		NEW YORK LIFE INSURANCE AND
ANNUITY CORPORATION		ANNUITY CORPORATION

Signed at New York, New York		Signed at New York, New York

By		By
	Its authorized representative		Its authorized representative

Name	Jeanne M. Carbone	Name	Erik A. Anderson

Title	VP & Actuary	Title	VP & Actuary

Date		Date

SCOR GLOBAL LIFE USA		SCOR GLOBAL LIFE USA
REINSURANCE COMPANY		REINSURANCE COMPANY

Signed at		Signed at

By		By
	Its authorized representative		Its authorized representative

Name		Name

Title		Title

Date		Date

NYLIAC VUL Reinsurance Agreement – SCOR

SCHEDULE A

POLICIES

1.	Quota Share Percentage:	[ ]% First Dollar Quota Share

2.	Type of Business:	Variable Universal Life policies and Intermediate No Lapse
Guarantee (INLG) Rider attached to the base policy.

3.	Plans of Insurance:	AD-118 Variable Accumulator Plus with Embedded No
Lapse Guarantee (NLG).

4.	Issue Ages:	0-80
0-65 for Intermediate No Lapse Guarantee (Not available
to Substandards).

5.	Jumbo Limit:	$[ ]

6.	Automatic Binding Limit:	$[ ] for issue ages to age 65;
$[ ] for issue ages 66 to 75;
$[ ] for issue ages 76 to 79;
$[ ] for issue age 80.

7.	Minimum Amount at Issue:	$[ ] for Select Preferred, Preferred and Preferred 2; $[] for
all other classes.

8.	Recapture Period:	30 Years

9.	Maturity Age:	121

10.	Automatic Retained Percentage: [ ]%

10.	Conditional Receipt Limit:	$[ ]

NYLIAC VUL Reinsurance Agreement – SCOR

SCHEDULE B

REINSURANCE PREMIUM RATES

1.	Reinsurance Premiums

Renewal Reinsurance Premium rates are calculated based upon the appropriate percentages below applied to the attached 2001 VBT Select and Ultimate Gender and Smoker Distinct ANB Table. For issue ages 0-17, use the 2001 VBT Select and Ultimate Gender Distinct Composite ANB table.

First Year Premiums are Zero.

		Issue Ages 0-69				Issue Ages 70+
		Duration 2-30		Duration 31+		Durations 2-30		Duration 31+
Gender	Class\Face Amount	50-249k	250k+	50-249k	250k+	50-249k	250k+	50-249k	250k+
Female	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred 2	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Nonsmoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Male	Select Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Preferred 2	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Nonsmoker	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Select Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Standard	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	Juvenile	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Reinsurance Premiums = Rate per $1,000 x Net Amount at Risk (NAR) Ceded/1,000. The NAR is face amount less cash value for death benefit option 1. The NAR is face amount for death benefit option 2 or with the Return of Premium Rider.

NYLIAC VUL Reinsurance Agreement – SCOR

2.	Substandard Table Adjustment

For substandard insureds, the premium rate will be the premium rate for a standard insured (non-smoker or smoker as appropriate), multiplied by the appropriate factor from the following tables based on the substandard insured’s table rating.

Automatic Cessions (NYL Table)					Facultative Cessions
Table	Non-Smoker Factor		Smoker Factor		Table	Non-Smoker Factor		Smoker Factor
2	[	]	[	]	1	[	]	[	]
3	[	]	[	]	2	[	]	[	]
4	[	]	[	]	3	[	]	[	]
5	[	]	[	]	4	[	]	[	]
6	[	]	[	]	5	[	]	[	]
7	[	]	[	]	6	[	]	[	]
8	[	]	[	]	7	[	]	[	]
9	[	]	[	]	8	[	]	[	]
10	[	]	[	]	9	[	]	[	]
11	[	]	[	]	10	[	]	[	]
12	[	]	[	]	11	[	]	[	]
13	[	]	[	]	12	[	]	[	]
					13	[	]	[	]
					14	[	]	[	]
					15	[	]	[	]
					16	[	]	[	]

3.	Flat Extra Premiums

The total premium remitted to the reinsurer will include the flat extra premium minus a 20% allowance.

4.	Renewal of Insurance

The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

NYLIAC VUL Reinsurance Agreement – SCOR

SCHEDULE C

CEDENT’S CORPORATE RETENTION LIMITS

	Issue Ages	Amount
Single Life	0-60	$	[	]
	61-65	$	[	]
	66-75	$	[	]
	76-80	$	[	]

NYLIAC VUL Reinsurance Agreement – SCOR

Exhibit I

Field	Policy Activity	Inforce	Claims	Reserves	Required Fields For Electronic Data Reporting Description
First Name	#	#	#		First name of the primary insured.

Last Name	#	#	#		Last name of the primary insured.

Birth Date	#	#	#		The primary insured’s date of birth (mmddyyyy).

Gender Code	#	#	#	#	The primary insured’s gender - Male (M), Female (F), Unknown (U)

Preferred/Standard Class	#	#		#	Ceding company’s rating of standard & preferred (e.g., Preferred, Standard, Super Preferred, Sub-standard, Preferred Non-Smoker Class 1,2,3, etc.). Often combined with Smoker Class and provided in one field.

Policy Number	#	#	#	#	Insurance policy number assigned by the ceding company.

Issue Date	#	#	#	#	Date on which the coverage was issued.

Issue Age	#	#		#	The actual or equivalent age at the issue of the primary insured (for this coverage).

Plan Code	#	#		#	Code assigned by Ceding company that identifies the specific product reported for this record.

Client Treaty Identifier	#	#		#	Identifies the treaty as assigned by the ceding company.

Reinsurance Type	#	#	#	#	Coinsurance, YRT (Y), ZFY (Z), or Modco (M)

Reinsurance Reporting Mode	#	#		#	Mode in which reinsurance premiums are paid (e.g., M, Q, A)

Reinsurance Risk Basis	#	#			Basis in which Reinsurer has accepted the risk (e.g., automatic, facultative).

Paid to Date	#	#	#	#	Date to which premiums on this transaction have been paid (for reinsurance).

Base / Rider Code	#	#	#	#	Indicates if the record is the base coverage and it’s benefits or a life rider and it’s benefits.

Transaction Code	#				The policy activity (or transaction code) being reported (e.g., new business, renewal, conversion, etc.).

Coverage Type	#	#	#	#	The coverage type of the data being reported for the policy (e.g., Life, ADB, WP, Other). No need to provide if the coverages and related data (e.g., premiums, NAAR) are indicated by separate columns in the record.

Ceded Amount - each coverage	#	#		#	Amount ceded to the reinsurer on this coverage.

Net Amount at Risk - each coverage	#	#			Net Amount of Risk on this coverage for the reinsurer.

Premiums - each coverage	#	#			Premium amount on this coverage, before allowances, for the reinsurance billing period.

Allowances - each coverage	#	#			Allowances, fees, and or discounts related to this coverage.

Face Amount - each coverage	#	#			Actual policy face amount for this coverage - Current amount of coverage with the Direct writer.

Underwriting Rating - each coverage	#	#			Underwriting rating of the primary insured for this coverage. The table rating is generally expressed as a % where 100% is standard. Other schemes however are often used.

Flat Extras	#	#			Detailed Flat Extra data including premium and allowances for each coverage.

Joint Life Indicator	#	#			Indicates that the record is Joint insurance coverage (“Y” or “N”). Can usually be derived by Reinsurer.

First Name 2 – Joint	#	#			First name of the secondary insured.

Last Name 2 – Joint	#	#			Last name of the secondary insured.

Birth Date 2 – Joint	#	#			This is the date of birth for secondary insured.

Gender Code 2 - Joint	#	#			The secondary insured’s gender (male/female/unknown).

Issue Age 2 – Joint	#	#			The actual or equivalent age at the issue of the secondary insured (of this coverage).

Smoker Classification 2 - Joint	#	#			The classification of tobacco use on the part of the secondary insured (as determined by the ceding company, e.g., Preferred Non- Smoker, Smoker).

Underwriting Rating 2 - Joint	#	#			Underwriting rating of the secondary insured. The table rating is generally expressed as a % where 100% is standard. Other schemes are also often used.

NAIC	#	#	#	#	The National Association of Insurance Commissioners (NAIC) number of the ceding company associated with this record (or provide a distinct identifier for each company being reported).

Client Liability			#		The ceding company’s gross benefit amount, exclusive of any expenses, interest, and including any claim adjustment amounts.

Client Interest			#		The ceding company’s amount of interest for the referenced claim.

Client Investment Expense			#		The ceding company’s amount of investment expenses for the referenced claim.

Client Legal Expense			#		The ceding company’s amount of legal expenses for the referenced claim.

Accepted Liability			#		Benefit amount to be recovered from the reinsurer for this coverage, exclusive of any expenses, interest, and including any claim adjustment amounts.

NYLIAC VUL Reinsurance Agreement – SCOR

Exhibit I (continued)

	Policy Activity	Inforce	Claims	Reserves	Required Fields For Electronic Data Reporting Description

Accepted Interest			#		Amount of interest being recovered by the ceding company from the reinsurer.

Accepted Legal Expense			#		Amount of legal expenses being recovered by the ceding company from the reinsurer.

Date of Loss			#		Date on which death or onset of disability occurred.

Cause of Claim			#		Cause of death or disability from ICD-9 (International Classification of Diseases v. 9) table.

Policy Status			#	#	Code indicating the premium status (e.g., premium paying, paid-up, extended term, premium waiver) .

Tax Reserve		#		#	Client Tax Reserve

Ceded Statutory Reserve		#		#	The valuation Statutory reserve for each coverage.

Ceded Deficiency Reserve		#		#	The valuation deficiency reserves being ceded to the reinsurer.

Ceded Sub-Standard Reserve		#		#	The valuation sub-standard reserve for each coverage.

Statutory Mortality Table		#		#	The mortality table used by the ceding client when calculating their reserves (80 CSO, 2001 CSO, etc.)

Statutory Reserve Age Determination		#		#	Age Last Birth Day (ALB), Age Nearest Birth Day (ANB)

Statutory Interest Rate		#		#	Identifies the Statutory interest rate used when calculating reserves.

Statutory Reserve Method		#		#	Method used to calculate the statutory reserve (e.g., NL, CRVM, Modified, Mean, Mid-terminal, etc.)

Sub-Standard Reserve Method		#		#	Method used to calculate the sub-standard policy reserve (e.g., Unearned premium, % of premium, etc.).

Statutory Reserve Function		#		#	Statutory Reserve function used (i.e., Curtate Continuous, or Immediate Payment of Claims — IPC, etc.)

Statutory Modification		#		#	If a Statutory modification basis is applied, indicate the modification used.

Ceded Deficiency Reserve		#		#	The valuation deficiency reserves being ceded to the reinsurer.

NYLIAC VUL Reinsurance Agreement – SCOR

Exhibit II

Sample Policy Exhibit

Risk	No. of Policies	Ceded Amount	Net Amount at Risk
In Force Beg. Of Period
Issues-Automatic
Issues-Facultative
Continuations (added)
Reinstatements
Other Increases
Total Increases
Deaths
Not Taken
Continuations (terminated)
Recaptures
Expiries
Maturities
Lapses
Surrenders
Recaptures
Other Decreases
Total Decreases
In Force End of Period

NYLIAC VUL Reinsurance Agreement – SCOR

Exhibit III

Sample Valuation Reserve Information

As of MM/DD/YY

Statutory Reserves Basic, Special Class and Flat Extra
Treaty	Reinsurance Type	Automatic	Facultative
Custom Term	YRT